Exhibit 2.1.1

AMENDMENT NO. 1

TO

PURCHASE OPTION AGREEMENT

THIS AMENDMENT NO. 1 TO PURCHASE OPTION AGREEMENT (this “Amendment”) is made as of March 28, 2003, by and among PERICOM SEMICONDUCTOR CORPORATION, a California corporation (“Pericom”), SARONIX, LLC, a Delaware limited liability company (“SaRonix”) and BEN HEALY, an individual (“Healy”).

RECITALS

WHEREAS, Pericom and SaRonix are parties to that certain Purchase Option Agreement, dated as of January 28, 2003 (the “Agreement”);

WHEREAS, SaRonix and Healy are entering into this Amendment as a material inducement to Pericom entering into that certain Amendment No. 1 to Secured Loan Agreement of even date herewith;

WHEREAS, Pericom and SaRonix desire to amend the Agreement in accordance with the terms of this Amendment;

WHEREAS, it is a condition precedent to Pericom making credit facilities available to SaRonix under the Tranche C Note that the parties enter into this Amendment;

WHEREAS, subject to the terms and conditions specified herein, as partial consideration for Pericom’s willingness to make credit facilities available to SaRonix under the Tranche C Note, SaRonix wishes to include within the definition of the Purchased Assets all of its equity interests in SaRonix (Ireland) Limited, a company duly organized under the laws of Ireland and all of its equity interests in SaRonix Japan, Inc., a corporation duly organized under the laws of Japan; and

WHEREAS, subject to the terms and conditions specified herein, and in consideration of the payment to Healy specified herein and as partial consideration for Pericom’s willingness to make credit facilities available to SaRonix under the Tranche C Note, Healy wishes to grant to Pericom an option to purchase all of his equity interests in SaRonix (Ireland) Limited, a company duly organized under the laws of Ireland.

TERMS

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the parties hereto hereby agrees as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2. Amendment to Section 2.2 of the Agreement. Section 2.2 of the Agreement is hereby amended to read in its entirety as follows:

“The aggregate purchase price (the “Purchase Price”) to be paid by Pericom for the Purchased Assets upon exercise of the Option shall be the aggregate principal and accrued but unpaid interest on the Tranche A Note, Tranche B Note and the Tranche C Note as of the Closing. Pursuant to Section 3.2(d), Pericom may pay the Purchase Price by delivering to SaRonix the Tranche A Note, the Tranche B Note and the Tranche C Note marked “cancelled.”

3. Amendment to Section 2.6 of the Agreement. Section 2.6 of the Agreement is hereby amended by the addition of the following:

“(c) Any asset or Contract identified in writing by Pericom as an Excluded Asset.”

4. Addition of Section 2A to the Agreement. The following Section 2A is hereby added to the Agreement:

“2A. Purchase Option. In consideration of the sum of one United States dollar ($1.00), receipt of which Healy hereby acknowledges, Healy hereby grants to Pericom or its assignee the option (the “Healy Option”), exercisable concurrent with Pericom’s exercise of the Option, to purchase all of Healy’s right, title and interest in and to any shares of capital stock, securities or other equity interests (the “Healy Stock”) in SaRonix (Ireland) Limited, a company duly organized under the laws of Ireland (the “SaRonix Ireland”). The aggregate purchase price to be paid by Pericom or its assignee upon exercise of the Healy Option shall be the sum of twenty United States dollars ($20.00) (the “Healy Option Exercise Price”). Pericom or its assignee may exercise the Healy Option at the Closing by delivering the Healy Option Exercise Price to SaRonix to hold in trust for the benefit of Healy. At the Closing, upon delivery of the Healy Option Exercise Price, Healy shall deliver to Pericom or its assignee, or cause to be delivered to Pericom or its assignee, one or more certificates, duly endorsed for transfer to Pericom or its assignee, representing the Healy Stock. In the event that Healy is unable to deliver to Pericom, or cause to be delivered to Pericom, certificates representing the Healy Stock, then Healy shall execute and deliver such agreements or instruments of indemnity as Pericom deems necessary or advisable. Healy shall execute and deliver to Pericom or its assignee at the Closing a securities purchase agreement substantially in the form of Exhibit D-1 attached hereto. Pericom shall have the absolute right to assign the Healy Option to any person or entity in its sole and absolute discretion, without notice to or the consent or approval of Healy.”

The Agreement is hereby amended by the addition of an Exhibit D-1 in the form attached hereto as Exhibit A-1.

5. Amendments to Section 3.2 of the Agreement. Section 3.2(d) of the Agreement is hereby amended to read in its entirety as follows:

“(d) Pericom shall deliver the Tranche A Note, the Tranche B Note and the Tranche C Note marked cancelled to SaRonix.”

Section 3.2 of the Agreement is hereby amended by the addition of the following:

“(e) SaRonix shall execute and deliver to Pericom, and Pericom shall execute and deliver to SaRonix, a securities purchase agreement substantially in the form of Exhibit D-2 attached hereto relating to the sale by SaRonix to Pericom of all of SaRonix’s right, title and interest in and to any shares of capital stock, securities or other equity interests (the “SaRonix Ireland Stock”) in SaRonix Ireland and all of SaRonix’s right, title and interest in and to any shares of capital stock, securities or other equity interests (the “SaRonix Japan Stock”) in SaRonix Japan, Inc., a corporation duly organized under the laws of Japan (the “SaRonix Japan”).

(f) SaRonix shall deliver to Pericom, or cause to be delivered to Pericom, one or more certificates, duly endorsed for transfer to Pericom, representing the SaRonix Ireland Stock and the SaRonix Japan Stock. In the event that SaRonix is unable to deliver to Pericom, or cause to be delivered to Pericom, certificates representing the SaRonix Ireland Stock or the SaRonix Japan Stock, then SaRonix shall execute and deliver such agreements or instruments of indemnity as Pericom deems necessary or advisable.

(g) Healy shall deliver to Pericom or its assignee, or cause to be delivered to Pericom or its assignee, one or more certificates, duly endorsed for transfer to Pericom or its assignee, representing the Healy Stock.”

The Agreement is hereby amended by the addition of an Exhibit D-2 in the form attached hereto as Exhibit A-2.

6. Amendment to Section 6.3 of the Agreement. Section 6.3 of the Agreement is hereby amended by the addition of the following:

“(bb) create, incur, impose, assume or permit any Encumbrance with respect to any property, asset or right of SaRonix Ireland or SaRonix Japan.”

7. Amendment to Section 10.3 of the Agreement. The third sentence of Section 10.3 of the Agreement is hereby amended to read in its entirety as follows:

“For the purpose of this Section 10.3, (x) “Transaction Value” means, as of the date of the occurrence of an event listed in Section 10.3(a) or (b), as the case may be, (i) the sum of (A) the aggregate principal and accrued but unpaid interest on the Tranche A Note, the Tranche B Note and the Tranche C Note and any other amounts due and owing from SaRonix to Pericom pursuant to the Loan Documents and (B) the SaRonix Payables, less (ii) the cash, cash equivalents and accounts receivable (less than 90 days) of SaRonix, and (d) “Pericom Transaction Expenses” means all of the actual out-of-pocket costs and expenses incurred by Pericom in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its outside advisors, accountants, investment bankers and legal counsel).”

8. Amendment of Schedule 2 to the Agreement. Schedule 2 to the Agreement is hereby amended by the addition of the following items to the list of Purchased Assets:

All of SaRonix’s right, title and interest in and to any shares of capital stock, securities or other equity interests in SaRonix (Ireland) Limited, a company duly organized under the laws of Ireland

All of SaRonix’s right, title and interest in and to any shares of capital stock, securities or other equity interests in SaRonix Japan, Inc., a corporation duly organized under the laws of Japan

9. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

10. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

11. Governing Law. The rights and obligations of the parties under and all legal actions or proceedings with respect to this Amendment shall be governed by, construed in accordance with and subject to Section 13.8 of the Agreement, which is incorporated herein by reference as if fully set forth herein.

12. Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SARONIX, LLC

By:	/S/ Michael Nusbaum

Michael Nusbaum, President and CEO

BEN HEALY

By:	/s/ Ben Healy

Ben Healy

PERICOM SEMICONDUCTOR CORPORATION

By:	/S/ Alex Hui

Alex Hui, President and CEO